Exhibit 10.1

September 6, 2011

Arthur S. Locke

Dear Art:

This letter sets forth our agreement (this “Agreement”) regarding your separation from Websense, Inc. (the “Company”).

1. Separation. The Company agrees to accept your resignation from all positions you hold or have held as an officer or employee of the Company, and as a director of any of the Company’s subsidiaries, effective as September 7, 2011 (the “Separation Date”), which will be your last day of employment with the Company.

2. Accrued Salary and Vacation. On or promptly after the Separation Date, the Company shall pay you all accrued salary, and all accrued and unused vacation (“Vacation”), earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance. If you timely sign, date and return this fully signed Agreement to the Company, and allow it to become effective, the Company will:

(a) Pay you within thirty (30) days of the Effective Date a one-time severance payment in the amount of $270,000, which is equal to 9 months of your base pay in effect as of the Separation Date. This payment will be subject to applicable deductions and withholdings;

(b) Pay you within ten (10) days of the Effective Date a one-time severance payment in the amount of $180,000, which is equal to your current annual target bonus. This payment will be subject to applicable deductions and withholdings; and

(c) In the event the Company enters into a definitive agreement on or prior to March 31, 2012, pursuant to which the Company would effect a Change in Control (as defined in the Officer Change in Control Severance Benefit Plan adopted by the Company on July 17, 2008) and the Company actually consummates the Change in Control contemplated thereby, pay you within ten (10) days of the consummation of such Change in Control transaction a one-time severance payment equal to the Fair Market Value of your 85,938 unvested restricted stock units that will terminate on the Separation Date. For purposes of this Agreement, the “Fair Market Value” shall be equal to the number of such unvested restricted stock units multiplied by the closing price of the Company’s common stock, as reported on The NASDAQ Global Select Market (or comparable securities exchange) on the trading day immediately prior to the date of closing such Change in Control transaction (or, if the Company’s common stock is not publicly traded at such time, the fair market value of one share of the Company’s common stock reasonably determined by the Company’s Board of Directors). This payment will be subject to applicable deductions and withholdings

4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at the end of your employment with the Company, at the Company’s expense for up to three (3) months immediately following the Separation Date, and thereafter at your own expense. Your coverage under Company-sponsored life, accidental death & disability, and long term disability insurance policies will cease upon the Separation Date; however, you may be provided with information from the insurance carrier regarding your opportunity to convert these policies to individual plans.

5. Stock Awards. Your unvested Company restricted stock units will terminate as of the Separation Date.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

7. Expense Reimbursement. You agree that, no later than fifteen (15) days following the Separation Date, you will submit your final documented expense employee reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. You hereby represent that at the end of your employment with the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”). You also represent that you will perform a good faith search to ensure that you are no longer in possession or control of any Company Property.

9. Proprietary Information Obligations. You hereby acknowledge your continuing obligation to comply with the PIIA (attached hereto as Exhibit 1), both before and after the Separation Date.

10. Nondisparagement. You agree not to disparage the Company and its officers and directors in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to cause its executive officers and directors not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Release. In exchange for (a) the consideration provided to you by this Agreement that you are not otherwise entitled to receive, and (b) the Company hereby agreeing to generally and completely release you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement (“Actions”), except for any Actions that constitute a breach of your fiduciary obligations to the Company for which you would not be entitled to indemnification if you were to have remained an officer of the Company, you hereby generally and completely release the Company and its directors, officers, employees, stockholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Employee Retirement Income Security Act, the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release set forth in this Section 11 shall in no way act as any waiver of your rights to be indemnified by the Company as an officer of the Company or pursuant to your Indemnification Agreement with the Company, and you are in no way waiving any rights contemplated by this Agreement.

12. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without revocation being exercised (the “Effective Date”). You will not receive any of the payments or benefits set forth in this Agreement unless and until the Agreement becomes effective.

13. 1542 Waiver. In granting the release herein, you hereby acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of claims hereby.

14. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever (with the sole exception of disputes relating to Paragraph 9 of this Agreement), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California, under the then-existing JAMS rules. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection with such arbitration proceeding unless prohibited by law. Nothing in this Agreement shall prevent either party from seeking to obtain injunctive relief in court to preserve the status quo or prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

15. Miscellaneous. This Agreement, including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

WEBSENSE, INC.

By:	/s/ Michael A. Newman
Michael A. Newman
Chief Administrative Officer

AGREED AND ACCEPTED:

/s/ Arthur S. Locke
Arthur S. Locke

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